UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 14, 2007

CAPITAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13078	13-3180530
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

76 Beaver Street, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 344-2785

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2007, we entered into a Second Amended Engagement Agreement (the “Agreement”) with Christopher Chipman, our Chief Financial Officer, effective May 1, 2007. The Agreement supersedes and replaces Mr. Chipman’s prior agreement that expired on August 31, 2007. Pursuant to the Agreement, Mr. Chipman is engaged as our Chief Financial Officer and devotes approximately 85% of his time to our business. He receives a monthly fee of $14,583. The Agreement expires on August 31, 2009 and automatically renews for successive one-year periods, unless either party gives at least 30 days prior notice to the other party of its intent not to renew. Mr. Chipman can terminate the Agreement on 60 days prior notice. We can terminate the Agreement without cause on 30 days prior notice and for cause (as defined in the Agreement). The Agreement also terminates upon Mr. Chipman’s disability (as defined in the Agreement) or death. In the event that we terminate the Agreement without cause, Mr. Chipman will be entitled to a cash termination payment equal to his Annual Fee in effect upon the date of termination, payable in equal monthly installments beginning in the month following his termination. In the event the Agreement is terminated by Mr. Chipman at his election or due to his death or disability, Mr. Chipman will be entitled to the fees otherwise due and payable to him through the last day of the month in which such termination occurs.

In conjunction with Agreement, we entered into a change of control agreement similar to the agreements entered into with our other executive officers. The change of control agreement continues through August 31, 2009 and extends automatically to the next anniversary thereof unless we give notice to Mr. Chipman prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the change of control agreement, the term of the agreement will continue through the anniversary of the date on which the change in control occurred. The change of control agreement entitles Mr. Chipman to change of control benefits, as defined in the agreement and summarized below, upon his termination of employment with us during a potential change in control (as defined in the agreement) or after a change in control (as defined in the agreement) when his termination is caused (1) by us for any reason other than permanent disability or cause, as defined in the agreement (2) by Mr. Chipman for good reason (as defined in the agreement) or, (3) by Mr. Chipman for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control. Mr. Chipman would receive a lump sum cash payment equal to three times his base annual fee plus three times his bonus award for the year immediately preceding the year of the change in control, and outplacement benefits. The change of control agreement also provides that Mr. Chipman is entitled to a payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

September 20, 2007	By:	/s/ Gifford A. Dieterle
Gifford A. Dieterle, President